AGREEMENT OF SALE

     THIS AGREEMENT, entered into as of the 25 day of September, 1996, by and between AIMCO PROPERTIES, L.P., a Delaware limited partnership ("Purchaser") and SPRINGS POINTE INVESTORS, an Illinois Limited Partnership ("Seller").

                                  WITNESSETH:

     1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Twenty Million Forty-Six Thousand Eleven and No/100 Dollars ($20,046,011.00) ("Purchase Price"), the Real Property, the Personal Property and the Intangible Property (each as hereinafter defined), which shall be collectively referred to herein as the "Property". As used herein, the term "Real Property" shall include (i) the real property located at 5010 Indian River Drive, Las Vegas, Nevada, as more particularly described on Exhibit "A" attached hereto (the "Land"), (ii) all buildings, improvements, structures and fixtures now or hereafter located on or in the Land including, without limitation, the 484 condominium apartment units and such units' respective interests in the Common Area and Improvements (as such terms are defined in the Declaration of Covenants, Conditions and Restrictions), (iii) all apparatus, equipment and appliances affixed to and used in connection with the operation or occupancy of the Land and the improvements (such as heating, air conditioning or mechanical systems and facilities used to provide any utility services, refrigeration, ventilation, waste disposal or other services) and now or hereafter located on or in the Land or the improvements, and (iv) all of the rights, privileges and easements appurtenant to or used in connection with the Land and the improvements, including, without limitation, all rights to minerals, oil, gas and other hydrocarbon substances (to the extent owned by Seller), all development rights, air rights, water, water rights, sewer rights and water stock relating to the Land, all strips and gores, all of Seller's right, title and interest in and to any streets, alleys, easements, rights-of-way, public ways, or other rights appurtenant, adjacent or connected to the Land. As used herein, the term "Personal Property" shall mean all of that certain tangible personal property, equipment and supplies owned by Seller and situated at the Real Property and used by Seller in connection with the use, operation, maintenance or repair of the Real Property, including, without limitation, all Personal Property described on Exhibit "B" attached hereto. As used herein, the term "Intangible Property" shall mean all of that certain intangible property owned by Seller and used by Seller in connection with the Real Property and/or the Personal Property, including, without limitation, all of Seller's right, title and interest in, to and under: (i) the Tenant Leases, all contract rights, books, records, reports, test results, environmental assessments, as-built plans, specifications and other similar documents and materials relating to the use, operation, maintenance, repair, construction or fabrication of the Real Property or the Personal Property; (ii) all trademarks and trade names, including, without limitation, all of Seller rights, if any, in and to the name "Springs Pointe Apartments"; (iii) all transferable business licenses, architectural, site, landscaping or other permits, applications, approvals, authorizations and other entitlements affecting the Real Property;
(iv) the Service Contracts and all transferable guarantees, warranties, and utility contracts relating to the Real Property; and (v) the Declaration of Covenants, Conditions and Restrictions. As used herein, the term "Declaration of Covenants, Conditions and Restrictions" shall mean that certain Declaration of Covenants, Conditions and Restrictions for the Condominium Development of Westwood Point, Clark County, Nevada recorded July 16, 1982 in Book 1595 of the Official Records of Clark County, Nevada (the "Official Records") as Document No. 1554934, as modified by that certain First Amendment thereto recorded

December 6, 1982 in Book 1656 of the Official Records as Document No. 1615701 and by that certain Second Amendment thereto recorded April 26, 1990 in Book 900426 of the Official Records as Document No. 00316.

     2.   PURCHASE PRICE.  The Purchase Price shall be paid as follows:

          a. On or before the expiration of the Approval Period (as hereinafter defined), the sum of $344,729.00 ("Earnest Money") to be held in escrow by the Escrow Agent (as that term is defined in the Escrow Agreement), by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

          b. On the Closing Date (as hereinafter defined), $20,046,011.00 (inclusive of all Earnest Money) adjusted in accordance with the prorations by federally wired "immediately available" funds delivered to the Title Insurer (as hereinafter defined) no later than 12:00 Noon Central Time on the Closing Date. If the funds are not received by 12:00 Noon Central Time, then on the Closing Date, Purchaser shall pay Seller an amount equal to any additional mortgage per diem interest costs incurred by the Seller.

     3.   TITLE COMMITMENT AND SURVEY.

          a. Attached hereto as Exhibit D is a title commitment with an effective date of July 26, 1996 ("Title Commitment") for an owner's standard coverage title insurance policy ("Title Policy") issued by First American Title Insurance Company ("Title Insurer"). The owner's Title Policy issued at Closing will be an ALTA policy in the amount of the Purchase Price subject only to real estate taxes not yet due and payable, the general printed exceptions set forth in Schedule B-Section 2 (Part I) as Numbers 7, 8 and 9 and the special title exceptions set forth in Schedule B-Section 2 (Part II) Numbers 4 through 18, 24, 27 and 28 (modified as to tenants only, as shown on the rent roll) of the Title Commitment. All of the above are herein referred to as the "Permitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters insured by the policy, subject only to the exceptions therein stated. On the Closing Date, Seller shall cause the Title Insurer to issue the Title Policy or a "marked up" commitment in conformity with the Title Commitment. Purchaser and Seller shall equally share the costs of the Title Policy (which includes the cost of "extended coverage"); however, Purchaser shall pay the costs of any special endorsements which Purchaser requires.

          b. Purchaser acknowledges receipt of a survey ("Survey") of the Property prepared by SEA Incorporated and dated January 25, 1996. Prior to the Closing, Seller will have the Survey re-certified to the Purchaser, Purchaser's lender, if any, and the Title Insurer in accordance with the requirements of Purchaser's lender. However, if Purchaser requires any additional survey work, Purchaser shall pay for the cost of such additional work.

     4. CONDITION OF TITLE/CONVEYANCE. Seller agrees to convey fee simple title to the Property by Grant, Bargain, Sale Deed ("Deed") in recordable form subject only to the Permitted Exceptions. If Seller is unable to convey title to the Property subject only to the Permitted Exceptions because of the existence of an additional title exception or matter shown on the Survey (each, an "Unpermitted Exception"), then Purchaser can elect to take title to the Property subject to the Unpermitted Exception or terminate this Agreement; provided, however, that if such Unpermitted Exceptions or matters are not removed by the Closing Date, Purchaser may elect, upon written notice on or prior to such date, to (a) discharge any Unpermitted Exceptions or matters which can be discharged by the payment of money or the posting of security and deduct from the cash portion of the Purchase Price the amount necessary to do so (except to the extent that such discharged exceptions do not secure an obligation to pay money, in which case Purchaser shall be able to deduct from the Purchase Price not more than $50,000 in the aggregate with respect to such exceptions), (b) extend the Closing Date to allow Seller a reasonable period of time to remove such objected to exceptions or matters to the extent that Seller is diligently working to cure or discharge such exceptions, or (c) proceed to a timely Closing whereupon such objected to exceptions or matters shall be deemed to be Permitted Exceptions. Notwithstanding anything to the contrary contained herein, Seller shall discharge and remove any and all liens affecting the Property (by payment of monies or the posting of security) which secure an obligation to pay money (other than installments of real estate taxes not due and payable as of the Closing) and, even though Purchaser does not expressly disapprove such liens, such liens shall not be Permitted Exceptions. Prior to Closing, Seller shall not take any action or commit or suffer any acts which would give rise to a variance from the current legal description of the Real Property, or cause the creation of any exception or encumbrance against or respecting the Real Property without the prior written consent of Purchaser, which consent may be withheld in Purchaser's sole and absolute discretion.

     5. PAYMENT OF CLOSING COSTS. Purchaser and Seller shall equally share the costs of the documentary stamps (if any) to be paid with reference to the Deed and all other stamps, intangible, documentary, recording, sales tax and surtax imposed by law with reference to any other documents delivered in connection with this Agreement.

     6.   DAMAGE, CASUALTY AND CONDEMNATION.

          a. If the Property suffers damage as a result of any casualty prior to the Closing Date and can be repaired or restored in the case of real property for $250,000.00 or less, or in the case of Personal Property, for $25,000.00 or less, then Seller shall commence the repair or restoration in an expeditious manner, in which event the Closing Date will be extended until such date as may reasonably be required to complete the repair or restoration to the reasonable satisfaction of Purchaser. Seller shall retain all insurance proceeds. If the cost of repair or restoration exceeds that amount, then Seller can elect to either: (a) repair and restore same, in which event the Closing Date will be extended until such date as may reasonably be required to complete the repair or restoration to the reasonable satisfaction of Purchaser; or (b) terminate this Agreement upon notice to Purchaser served within twenty (20) business days of such casualty. If Seller elects to terminate this Agreement pursuant to this Paragraph, then Purchaser will have the option to accept the Property in its damaged condition together with an assignment from Seller of all insurance proceeds and receive a credit at Closing in the amount of the deductible, provided Purchaser notifies Seller by notice served within twenty (20) days after receipt of Seller's notice of election to terminate.

          b. If condemnation proceedings ("Proceedings") are instituted against the Property and the parties reasonably believe that such Proceedings will result in an award in excess of $100,000.00, then Purchaser can elect to either take the Property subject to the Proceedings and an assignment of Seller's interest in the Proceedings or terminate this Agreement. If Purchaser elects to terminate this Agreement, it shall be by notice to the Seller within five (5) days after Seller notifies Purchaser of the Proceedings.

     7.   AS-IS CONDITION.

          a. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of the Americans With Disabilities Act or any fire codes or building codes. Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the Environmental Laws (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property. This release shall survive the Closing. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Se 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C.
Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum,
(B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon,
(H) Polychlorinated Biphenyls (PCB's) and (I) ureaformaldehyde.

          b. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

     8. CLOSING. The closing ("Closing") of this transaction shall be on November 18, 1996 ("Closing Date"), at the office of the Title Insurer, at which time Seller shall deliver possession of the Property to Purchaser.

     9.   CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS TO CLOSE.
Purchaser's obligation to consummate the transactions contemplated by this Agreement and to render performance hereunder will, at the option of Purchaser, be subject to the following conditions precedent, which conditions may be waived by Purchaser only in a writing executed by Purchaser:

          a. Property Questionnaire. On or before the Approval Date, Purchaser shall have received a fully completed and signed Property Questionnaire from the property manager or other responsible person familiar with the details of the Property and its operation.

          b. Transfer of Control. On or before the Closing Date, at Seller's sole cost and expense, Seller shall, to the reasonable satisfaction of Purchaser and in compliance with all applicable laws and the Declaration of Covenants, Conditions and Restrictions, have transferred to Purchaser complete control of all voting rights, boards and committees of the Westwood Point Condominium Association (the "Association") established pursuant to the Declaration of Covenants, Conditions and Restrictions.

          c. Title. On the Closing Date, Title Insurer shall be irrevocably committed to issue the Title Policy to Purchaser.

          d. Seller's Due Performance. All of the representations and warranties of Seller set forth in Paragraph below shall be true and correct as of the Closing Date, and Seller, on or prior to the Closing Date, shall have complied with and/or performed all of the obligations, covenants and agreements required on the part of Seller to be complied with or performed pursuant to the terms of this Agreement.

          e. Physical Condition of Property. Subject to the provisions of Paragraph , the physical condition of the Property shall be substantially the same on the Closing Date as on the date of the execution of this Agreement, except for reasonable wear and tear and any damages due to any act of Purchaser or Purchaser's representatives.

          f. Bankruptcy. No action or proceeding shall have been commenced by or against Seller under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors and no attachment, execution lien or levy shall have attached to or been issued with respect to the Property or any portion thereof.

     10.  CLOSING DOCUMENTS.

          a. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the balance of the Purchase Price, and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement.

          b. On the Closing Date, Seller shall deliver to Purchaser possession of the Property; the Deed (in the form of Exhibit E attached hereto) subject to the Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser; an inventory of the Personal Property and a Bill of Sale for the same (in the form of Exhibit F attached hereto); an executed closing statement; an executed assignment and assumption of all service contracts (in the form of Exhibit G attached hereto); an executed assignment and assumption of all leases and security deposits (in the form of Exhibit H attached hereto); updated rent roll; a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits (in the form of Exhibit I attached hereto); a non-foreign affidavit (in the form of Exhibit J attached hereto); an executed assignment of intangibles (in the form of Exhibit K attached hereto); an executed assignment of guarantees and warranties (in the form of Exhibit L attached hereto); and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     11. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT THIS SALE IS NOT COMPLETED BECAUSE OF PURCHASER'S DEFAULT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

     12. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RIGHT TO RECOVER LIQUIDATED DAMAGES IN THE AMOUNT OF $344,729.00 PLUS THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. THE PARTIES HAVE AGREED THAT PURCHASER'S ACTUAL DAMAGE IN THE EVENT OF A DEFAULT BY SELLER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE LIQUIDATED DAMAGES IN THE AMOUNT OF $344,729.00 PLUS THE RETURN OF ALL EARNEST

MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE
ESTIMATE OF PURCHASER'S DAMAGES.   NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO
THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED OR THE OTHER DOCUMENTS REQUIRED TO BE DELIVERED ON THE CLOSING DATE, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE, PROVIDED THAT AT THE TIME OF THE FILING OF THE COMPLAINT, PURCHASER SHALL DEPOSIT WITH THE ESCROW AGENT THE AMOUNT OF THE PURCHASE PRICE INCLUSIVE OF THE EARNEST MONEY.

     13.  a.   PRORATIONS.  Rents (exclusive of delinquent rents, but including prepaid rents); water and other utility charges; fuels; prepaid operating expenses; prepaid Service Contract payments; management fees in the amount of 5% of collections for the month in which the Closing occurs; real and personal property taxes; and other similar items shall be adjusted ratably as of 12:01 A.M. on the Closing Date ("Proration Date"), and credited or debited to the balance of the cash due at Closing. Refundable security deposits will be assigned to and assumed by Purchaser and credited to Purchaser at Closing. If for any reason the Proration Date is earlier than the Closing Date, then for the period from the Proration Date through the Closing Date, Purchaser shall be entitled to the benefit of all of the income from the Property and shall bear the burden of all of the operating expenses of the Property, including, but not limited to, insurance, service contracts, employee wages and benefits, management fees, utility costs and interest on the existing mortgages encumbering the Property (if any). If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to Delinquent Rents referred to in b below. If special assessments have been levied against the Property for completed improvements, then the amount of any installments which are due prior to the Closing Date shall be paid by the Seller; and the amount of installments which are due after the Closing Date shall be paid by the Purchaser. All assessments for incomplete improvements shall be paid by Purchaser.

          b. DELINQUENT RENTS. If, as of the Closing Date, any rent is in arrears ("Delinquent Rent") for the calendar month in which the Closing occurs, then the first rent collected by Purchaser will be delivered to Seller for the Delinquent Rent to the extent attributable to the period prior to the Closing Date. If Delinquent Rent is in arrears for a period prior to the calendar month in which the Closing occurs, then rents collected by Purchaser shall first be applied to current rent and then to Delinquent Rent. Purchaser shall deliver Seller's pro rata share within 10 days of Purchaser's receipt of that Delinquent Rent. This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Deed.

     14. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph .

     15. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller.
Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph . Seller hereby consents to an assignment to an entity, the ownership and control of which is held by the same persons owning and controlling Purchaser, provided such assignment is effected no later than ten (10) days prior to the Closing Date. However, Purchaser shall remain liable for all of the Purchaser's obligations and undertakings set forth in this Agreement and the exhibits attached hereto.

     16. BROKER. The parties hereto acknowledge that CB Commercial Real Estate Group, Inc. ("Broker") is the only real estate broker involved in this transaction. Seller agrees to pay Broker a commission or fee ("Fee") pursuant to a listing agreement between Seller and Broker. However, this Fee is due and payable only from the proceeds of the Purchase Price received by Seller. Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as a "Seller Indemnitee") from all claims, including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Purchaser does now and shall at all times consent to a Seller Indemnitee's selection of defense counsel. Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Seller does now and shall at all times consent to a Purchaser Indemnitee's selection of defense counsel.

     17.  DOCUMENTS, INSPECTION OF PROPERTY AND APPROVAL PERIOD.

          a. Seller has delivered to Purchaser copies of the most recent available tax bills, rent rolls, insurance premiums, and service contracts (collectively the "Documents"). All of the Documents and the condition of the Property shall be subject to approval by Purchaser, in its sole and absolute discretion and for any reason or no reason whatsoever, by the close of business (5:00 P.M. Central Time) on October 17, 1996 ("Approval Period"). During the Approval Period, upon reasonable notice to the Seller, the Purchaser shall have the right to inspect and approve the condition of the Property including the interior of the apartments, during normal business hours. Purchaser, its engineers, architects, employees, contractors and agents shall maintain public liability insurance policies insuring against claims arising as a result of the inspections of the Property being conducted by Purchaser. Prior to commencing any tests, studies and investigations, Purchaser shall deliver to Seller a certificate of insurance evidencing the existence of the aforesaid policies and naming Seller as an additional insured. Purchaser agrees to indemnify, defend, protect and hold Seller harmless from any and all loss, costs, including attorneys' fees, liability or damages which Seller may incur or suffer as a result of Purchaser's conducting its inspection and investigation of the Property including the entry of Purchaser, its employees or agents and its lender onto the Property, including without limitation, liability for mechanics' lien claims resulting from Purchaser's inspection of the Property.

          b. Purchaser agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Property. Purchaser further agrees to restore any damage to the Property which may arise as a result of Purchaser's inspection of the Property.

          c. If Purchaser fails to deliver the Earnest Money to the Escrow Agent on or before the expiration of the Approval Period, then this Agreement shall be deemed terminated.

          d. If at any time prior to the Closing Date, Purchaser discovers any fact or circumstance which would cause a representation or warranty of Seller to be untrue or misleading, or with the passage of time would become untrue or misleading and Purchaser fails to notify Seller of such fact or circumstance, then Purchaser shall be deemed to have waived its right to seek damages or termination of this Agreement.

     18. SURVIVAL OF INDEMNITIES. Notwithstanding anything in this Agreement to the contrary, the parties' obligations to indemnify, defend and hold each other harmless under various provisions of this Agreement shall survive the termination of this Agreement or the Closing and delivery and recording of the Deed for a period of four (4) years.

     19. TERMINATION OF AGREEMENT. If this Agreement is terminated by Purchaser pursuant to any right of termination hereunder and Purchaser has deposited the Earnest Money with the Escrow Agent, then upon such termination, the Earnest Money plus all accrued interest shall be returned to the Purchaser.

     20.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

          a. Any reference herein to Seller's knowledge or to the best of Seller's knowledge shall only mean such knowledge or notice that has actually been received by Al Lieberman or Mark Van De Hey, the asset manager of the Property. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller or the individual partners or the general partner of Seller.

          b. Subject to the limitations set forth in subparagraph a above, Seller hereby makes the following representations, warranties and covenants, which shall survive the Closing and delivery of the Deed for a period of ninety
(90) days and the representations and warranties shall be deemed to have been made as of the Closing Date:

               i. To the best of Seller's knowledge, the present use and occupancy of the Property conform with applicable building and zoning laws and Seller has received no written notice that any such laws, rules or regulations are being violated.

               ii. To the best of Seller's knowledge, the rent roll ("Rent Roll") attached hereto as Exhibit M which will be updated as of the Closing Date is true and accurate and sets forth all apartment leases ("Tenant Leases"). No rent has been prepaid more than 1 month in advance under any Tenant Lease, except as set forth on Exhibit M-1 attached hereto.

               iii. Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property, except as set forth on Exhibit N attached hereto.

               iv. Seller is a limited partnership, duly formed and validly existing under the laws of the State of Illinois; and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

               v. Seller has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action and no other proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller.

               vi. The execution and delivery by Seller of this Agreement, the consummation by Seller of the transactions contemplated hereby and compliance by Seller with the provisions hereof will not (1) conflict with, result in a breach of, cause a dissolution or require the consent or approval of any person under any provision of the organizational documents of Seller, (2) require any consent, approval, authorization or permit of any governmental authority, or
(3) violate or conflict with any judgment, order, writ, injunction or law applicable to Seller.

          c.   Covenants.

               i. Attached hereto as Exhibit O are copies of all licenses and permits ("Licenses and Permits") affecting the Property which are in Seller's possession. Attached hereto as Exhibit P is a list of all service contracts ("Service Contracts") affecting the Property (except for the property management agreement which shall be terminated as of the Closing Date). After the expiration of the Approval Period, Seller shall not enter into any new service contracts which cannot be terminated with 30 days' notice or modify or extend any existing Service Contracts without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Except as set forth on Exhibits O and P, Seller has not received written notice that Seller is in violation of or non-compliance with any Licenses or Permits or that Seller is in default under any Service Contracts.

               ii. The management, operation, leasing and maintenance of the Property, as presently conducted by the Seller, shall continue until the Closing Date.

               iii. Seller shall deliver a copy of the representations and warranties to the on-site manager of the Property and request the on-site manager to reply in writing as to whether or not any of the representations or warranties is false or misleading.

               iv. For a period of ninety (90) days after the Closing, Seller shall withhold from distribution to its partners the sum of $345,000.00 from the net proceeds of the sale of the Property. If Seller violates this covenant, then notwithstanding the provisions of Paragraph herein, the general partner of Seller shall be personally liable for any claim that Purchaser may assert during the ninety (90) day survival period for an amount not to exceed $345,000.00.

          d. If on or prior to the Closing Date, Seller discovers that a representation or warranty is untrue, then upon receipt of notice from Seller, Purchaser can elect to terminate this Agreement or take title to the Property subject to the untrue representation or warranty.

     21. ENVIRONMENTAL REPORTS. Attached to this Agreement as Exhibit Q are the following reports (collectively "Environmental Reports") of the Property, which Seller is delivering to Purchaser, at Purchaser's request:

          a. Phase I Environmental Site Assessment dated October 16, 1995, prepared by Western Technologies, Inc.;

          b. Letters from Nevada Power Company dated October 13, 1995, and October 26, 1995.
Seller makes no representation or warranty that the Environmental Reports are accurate or complete. Purchaser hereby agrees not to assert any claim against Seller for any liability whatsoever with respect to the Environmental Reports, including, without limitation, the matters set forth in the Environmental Reports or the accuracy and/or completeness of the Environmental Reports.

     22. LIMITATION OF SELLER'S LIABILITY. No general or limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     23. PURCHASER'S ORGANIZATIONAL DOCUMENTS. At least ten (10) days prior to the Closing Date, Purchaser will provide Seller's attorney with copies of its organizational documents, including a certified copy of its recorded certificate of limited partnership and a true copy of its Partnership Agreement or a certified copy of its Articles of Incorporation, corporate resolutions authorizing the transaction, and an incumbency certificate, whichever is applicable.

     24.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

     25. CROSS DEFAULT/OTHER AGREEMENTS. Simultaneously with the execution of this Agreement, the Purchaser has entered into two other agreements ("Other Agreements") with Westwood Pointe Associates and Westwood Investors to acquire Westwood Pointe Apartments, Las Vegas, Nevada, and Somerset Pointe Apartments, Las Vegas, Nevada, respectively. Each party hereto acknowledges that it would not have entered into this Agreement if Purchaser and the sellers under the Other Agreements had not executed the Other Agreements. A default by the Purchaser under either of the Other Agreements shall be a default by Purchaser under this Agreement. A default by a seller under either of the Other Agreements shall be a default by Seller under this Agreement. If Purchaser exercises its right of termination under this Agreement, then the Other Agreements shall automatically be terminated without further action by either party. In such event, unless this Agreement is terminated because of a default by Purchaser, the Earnest Money plus the interest accrued thereon shall be returned to Purchaser. If there is a termination of this Agreement and the Other Agreements because of a default by a seller, then any cost recoverable by Purchaser which was incurred for all of the properties shall be prorated among all of them.

     26. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  Ilona Adams

          with copies to:     The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  Al Lieberman
                              847/267-1600
                              847/317-4462 (FAX)

                              and

                              Morton M. Poznak
                              Schwartz & Freeman
                              Suite 1900
                              401 North Michigan Avenue
                              Chicago, Illinois  60611
                              312/222-0800
                              312/222-0818 (FAX)

          TO PURCHASER:       Mr. Harry Alcock
                              AIMCO
                              1873 S. Bellaire - 7th Floor
                              Denver, Colorado  80222-4348
                              303/759-1110
                              303/753-9538 (FAX)

          with copies to:     Peter Kompaniez
                              AIMCO
                              28200 Highway 189
                              Suite F-240
                              Lake Arrowhead, California  92352

                              and

                              Audrey Sokoloff
                              Skaden, Arps
                              4 Embarcadero Center
                              Suite 3800
                              San Francisco, California  94111
                              415/984-2648
                              415/984-2698 (FAX)
subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

     27. EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three (3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

          a.   One (1) fully executed copy of this Agreement; and

          b. Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to the Purchaser and the Seller.

     28. GOVERNING LAW. The provision contained herein with reference to retention of the Earnest Money in the event of Purchaser's default shall be governed by the laws of the State of Illinois. The remaining provisions of this Agreement shall be governed by the laws of the State of Nevada.

     29. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

     30. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     31. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

Executed by Purchaser on      PURCHASER:
            , 1996.
                              AIMCO PROPERTIES, L.P., a
                              Delaware limited partnership

                              By:  AIMCO-GP, INC., a Delaware
                                   corporation, its general partner


                              By:  /s/Harry Alcock
                                   ----------------------------------




Executed by Seller on         SELLER:
September 25, 1996.
                              SPRINGS POINTE INVESTORS, an Illinois limited partnership

                              By: BALCOR PARTNERS-XIII, an Illinois general partnership, a general partner

                              By:  RGF-BALCOR ASSOCIATES-II, an Illinois
                                   general partnership, a partner

                              By: THE BALCOR COMPANY, a Delaware corporation, a partner


                              By:  /s/James E. Mendelson
                                   ----------------------------------
                                   James E. Mendelson
                                   Authorized Representative

Springs Pointe

CB Commercial Real Estate Group ("Broker") executes this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission ("Fee") due to it as a result of the transaction described in this Agreement is the amount as set forth in the listing agreement between Broker and Seller. Broker also acknowledges that payment of the aforesaid Fee is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Broker agrees to deliver a receipt to the Seller at the Closing for the Fee and a release stating that no other fees or commissions are due to Broker from Seller or Purchaser.

                              CB COMMERCIAL REAL ESTATE GROUP


                              By:  ___________________________________

                                   EXHIBITS

A    -    Legal
B    -    Personal Property
C    -    Escrow Agreement
D    -    Title Commitment
E    -    Deed
F    -    Bill of Sale
G    -    Assignment of Service Contracts
H    -    Assignment of Leases and Security Deposits
I    -    Notice to Tenants
J    -    Non-Foreign Affidavit
K    -    Assignment of Intangibles
L    -    Assignment of Guarantees and Warranties
M    -    Rent Roll
M-1  -    Prepaid Rent Schedule
N    -    Litigation
O    -    Licenses and Permits
P    -    Service Contracts
Q    -    Environmental Reports

Reference is made to the three (3) Agreements of Sale (individually an "Agreement" and collectively "Agreements") between SPRINGS POINTE INVESTORS ("Springs"), WESTWOOD INVESTORS ("Somerset") and WESTWOOD POINTE ASSOCIATES ("Westwood") (individually a "Seller" and collectively, the "Sellers") and AIMCO PROPERTIES, L.P., a Delaware limited partnership, the Purchaser, under all of the Agreements, hereinafter referred to as the "Purchaser".

Each of the Agreements contains a cross-default provision and a provision setting forth the amount of damages that the Purchaser can assert against a Seller because of a default by the Seller.

If Westwood is in default under its Agreement thereby triggering a default ("Westwood Triggered Default") under the Somerset and Springs Agreements, then Westwood shall reimburse Springs and Somerset for those sums that Springs and Somerset will have to pay to the Purchaser because of the Westwood Triggered Default.

If Somerset or Springs is in default under its Agreement, thereby triggering a default ("Balcor Triggered Default") under the Westwood Agreement, then Somerset and Springs shall reimburse Westwood for those sums that Westwood will have to pay to the Purchaser because of the Balcor Triggered Default.

                                   WESTWOOD INVESTORS, an Illinois limited
                                   partnership

                                   By:  BALCOR PARTNERS-XV, an Illinois
                                        general partnership, a general partner

                                   By:  RGF-BALCOR ASSOCIATES-II, an Illinois
                                        general partnership, a partner

                                   By:  THE BALCOR COMPANY, a Delaware
                                        corporation, a partner

                                   By:  /s/ James E. Mendelson
                                        ----------------------------
                                        James E. Mendelson
                                        Authorized Representative

                                   SPRINGS POINTE INVESTORS, an Illinois
                                   limited partnership

                                   By:  BALCOR PARTNERS-XIII, an Illinois
                                        general partnership, a general partner

                                   By:  RGF-BALCOR ASSOCIATES-II, an
                                        Illinois general partnership, a partner

                                   By:  THE BALCOR COMPANY, a Delaware
                                        corporation, a partner

                                   By:  /s/ James E. Mendelson
                                        ------------------------------
                                        James E. Mendelson
                                        Authorized Representative


                                   WESTWOOD POINTE ASSOCIATES, an Illinois
                                   limited partnership

                                   By:  Westwood Pointe, Inc., an Illinois
                                        corporation, the general partner

                                   By:  /s/ Larry M. Chaness
                                        ------------------------------